Exhibit 99.1
Healthcare Services Group, Inc.
Reports Q2 2021 Results

BENSALEM, PA, July 21, 2021 (BUSINESS WIRE) -- Healthcare Services Group, Inc. (NASDAQ:HCSG) (the “Company”) reported for the three months ended June 30, 2021 revenue of $398.2 million, net income of $9.6 million, or $0.13 per basic and diluted common share, and cash flow from operations of $25.3 million. The Company’s Board of Directors declared a quarterly cash dividend of $0.20875 per common share, the 72nd consecutive increase since the initiation of dividend payments in 2003.

Ted Wahl, Chief Executive Officer, stated, “While Q2 reported results were impacted by temporary or non-recurring items, our underlying operational and financial performance was strong and in line with recent quarters as we continue to execute on our strategy and manage the elements of our business that are within our control.”

Mr. Wahl continued, “Also during Q2, we agreed to temporarily modify the terms of our agreements with Genesis, as it continues to work through its restructuring plan. We believe that these temporary adjustments, in conjunction with concessions made by other stakeholders, are in our best interest as Genesis’ facilities provide a broad platform for strategic opportunities in the future.”

Mr. Wahl concluded, “We remain encouraged by the stabilizing industry landscape, while also cognizant that significant uncertainty related to COVID-19 remains. We’ll continue to closely monitor the various interrelated factors that will play a crucial role in industry recovery, including immunization rates, occupancy trends, staffing levels, and government funding. Looking ahead, given recent new dining & nutrition agreements, we’re excited about our return to growth in Q3 and are confident the Company is well positioned for long-term growth.”

New Business Update

The Company expects over $50.0 million of annualized revenue growth, or over $12.5 million per quarter, to be reflected in Q3, consisting primarily of new dining & nutrition service agreements with existing housekeeping & laundry customers.

Genesis Healthcare

The Company and Genesis reached an agreement in principle to modify pricing through December 2021 and payment terms through December 2022. The full run-rate impact of these temporary adjustments is reflected in Q2 and accounted for the majority of the Company’s sequential decrease in revenue, increase in DSO, and unfavorably impacted Q2 earnings by $0.03 per share.

Legal Update

The Company recorded a $6.0 million reserve related to the potential settlement of the previously announced Securities and Exchange Commission (“SEC”) matter and will continue to cooperate with the SEC in working toward a final resolution. Additionally, the Company incurred $0.7 million of SEC-related legal and professional fees. The Company also reserved $3.0 million related to the expected mediated settlements of California labor and employment matters. These one-time legal reserves and fees unfavorably impacted Q2 earnings by $0.12 per share.

Exhibit 99.1
Second Quarter Results

Revenue for the quarter was $398.2 million, with housekeeping & laundry and dining & nutrition segment revenues of $202.8 million and $195.3 million, respectively. The majority of the sequential decrease in revenue relates to the aforementioned temporary Genesis adjustments. Revenue was also impacted by a $3.1 million sequential decrease of COVID-19 supplemental billings.

Direct cost of services was reported at $336.4 million, or 84.5%, below the Company’s historical target of 86.0%.

Housekeeping & laundry and dining & nutrition segment margins were 11.2% and 7.0%, respectively.

Selling, general, and administrative (“SG&A”) was reported at $50.1 million; after adjusting for the $2.9 million increase in deferred compensation, actual SG&A was $47.1 million. SG&A was also impacted by the aforementioned legal-related charges, including $6.0 million related to the potential settlement of the SEC matter, $0.7 million of SEC-related legal and professional fees, and $3.0 million related to the negotiated settlement of California labor and employment matters.

The Company reported an effective tax rate of 36.5%. The Q2 tax rate was impacted by the non-deductibility of the $6.0 million charge related to the potential settlement of the SEC matter. The Company expects an effective tax rate of 24-26% in Q3 and Q4.

Cash flow from operations for the quarter was $25.3 million and was impacted by a $20.7 million increase in accrued payroll. DSO for the quarter was 62 days. The majority of the sequential increase in DSO relates to the aforementioned temporary Genesis adjustments, which also decreased Q2 cash flow from operations.

Dividend & Share Repurchase

The Company’s Board of Directors declared a quarterly cash dividend of $0.20875 per common share, payable on September 24, 2021 to shareholders of record at the close of business on August 20, 2021. This represents the 73rd consecutive quarterly cash dividend payment, as well as the 72nd consecutive increase since the initiation of quarterly cash dividend payments in 2003. Additionally, the Company repurchased $1.8 million of its common stock, pursuant to its previous authorization, during the quarter. The Company remains authorized to repurchase 1.6 million shares of the Company’s common stock pursuant to the previous Board of Directors’ authorization.

Conference Call and Upcoming Events

The Company will host a conference call on Wednesday, July 21, 2021, at 8:30 a.m. Eastern Time to discuss its results for the three months ended June 30, 2021. The call may be accessed via phone at 877-395-7164. The call will be simultaneously webcast under the “Events & Presentations” section of the Investor Relations page on the Company’s website, www.hcsg.com. A replay of the webcast will also be available on our website for one year following the date of the earnings call.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release and any schedules incorporated by reference into it may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, and our beliefs and assumptions. Words such as “believes,” “anticipates,” “plans,” “expects,” “estimates,” “will,” “goal,” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking information is also subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks arising from our providing services to the healthcare industry, primarily providers of long-term care; the impact of and future effects of the COVID-19 pandemic or other potential pandemics; having a significant portion of our consolidated revenues contributed by one customer during the six months ended June 30, 2021; credit and collection risks associated with the healthcare industry; our claims experience related to workers’ compensation and general liability insurance (including any litigation claims, enforcement actions, regulatory actions and investigations arising from personal injury and loss of life related to COVID-19); the effects of changes in, or interpretations of laws and regulations governing the healthcare industry, our workforce and services provided, including state and local regulations pertaining to the taxability of our services and other labor-related matters such as minimum wage increases; the Company's expectations with respect to selling, general, and administrative expense; continued realization of tax benefits arising from our corporate reorganization and self-funded health insurance program; the impact of the Securities and Exchange Commission investigation and related class action lawsuit; risks associated with the reorganization of our corporate structure; and the risk factors described in Part I of our Form 10-K for the fiscal year ended December 31, 2020 under “Government Regulation of Clients,” “Service Agreements and Collections,” and "Competition" and under Item IA. “Risk Factors” in such Form 10-K.

These factors, in addition to delays in payments from customers and/or customers in bankruptcy, have resulted in, and could continue to result in, significant additional bad debts in the near future. Additionally, our operating results would be adversely affected if unexpected increases in the costs of labor and labor-related costs, materials, supplies and equipment used in performing services (including the impact of potential tariffs and COVID-19) could not be passed on to our customers.

In addition, we believe that to improve our financial performance we must continue to obtain service agreements with new customers, retain and provide new services to existing customers, achieve modest price increases on current service agreements with existing customers and/or maintain internal cost reduction strategies at our various operational levels. Furthermore, we believe that our ability to sustain the internal development of managerial personnel is an important factor impacting future operating results and the successful execution of our growth strategies.

Healthcare Services Group, Inc. is the largest national provider of professional housekeeping, laundry and dietary services to long-term care and related health care facilities.

Company Contacts:

Theodore Wahl	Matthew J. McKee
President and Chief Executive Officer	Chief Communications Officer

215-639-4274
investor-relations@hcsgcorp.com

HEALTHCARE SERVICES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenues	$398,171	452,029	805,922	901,179
Operating costs and expenses:
Cost of services provided	336,411	387,517	673,030	774,673
Selling, general and administrative	50,051	41,465	90,038	71,482
Income from operations	11,709	23,047	42,854	55,024
Other income, net:
Investment and other income, net	3,354	7,365	5,161	2,170
Income before income taxes	15,063	30,412	48,015	57,194
Income tax expense	5,498	7,311	13,797	13,903

Net income	$9,565	$23,101	$34,218	$43,291

Basic earnings per common share	$0.13	$0.31	$0.46	$0.58

Diluted earnings per common share	$0.13	$0.31	$0.45	$0.58

Cash dividends declared per common share	$0.20875	$0.20375	$0.41625	$0.40625

Basic weighted average number of common shares outstanding	75,005	74,695	75,004	74,676

Diluted weighted average number of common shares outstanding	75,212	74,761	75,218	74,764

HEALTHCARE SERVICES GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	June 30, 2021	December 31, 2020
Cash and cash equivalents	$124,587	$139,330
Marketable securities, at fair value	125,843	125,012
Accounts and notes receivable, net	271,081	255,474
Other current assets	68,981	52,587
Total current assets	590,492	572,403

Property and equipment, net	26,922	26,561
Notes receivable - long-term	35,156	34,417
Goodwill	61,659	51,084
Other intangible assets, net	17,208	18,187
Deferred compensation funding	50,434	46,825
Other assets	36,123	35,554
Total Assets	$817,994	$785,031

Accrued insurance claims - current	$23,368	$21,610
Other current liabilities	153,255	140,650
Total current liabilities	176,623	162,260

Accrued insurance claims - long-term	62,005	60,818
Deferred compensation liability	50,406	46,827
Other non-current liabilities	40,656	34,665

Stockholders' equity	488,304	480,461
Total Liabilities and Stockholders' Equity	$817,994	$785,031